Exhibit 99.1

News Release

Eric Kirchner Resigns as CEO of UTi Worldwide Inc.; Edward Feitzinger Named New CEO

LONG BEACH, Calif., December 8, 2014 (GLOBE NEWSWIRE) — UTi Worldwide Inc. (Nasdaq:UTIW) today announced that Eric W. Kirchner has resigned as Chief Executive Officer and as a member of the Board of Directors of the Company. The Board has appointed Edward G. Feitzinger, 47, as CEO of the Company and elected him as a member of the board as a Class B director, effective immediately. Mr. Feitzinger has been with the Company since 2010. He has served as Executive Vice President-Global Operations since 2012 and previously served as Executive Vice President-Global Contract Logistics and Distribution.

On behalf of the Board, chairman Roger MacFarlane said, “We are thankful for Eric’s leadership over the past six years through the Company’s business transformation and wish him well. We are pleased to announce that Ed Feitzinger will be taking over as CEO and providing the leadership necessary for UTi to realize its full potential. Ed’s years of experience in the supply chain industry in combination with his proven success leading UTi’s contract logistics and distribution business make him the right choice to lead the Company.”

Mr. Feitzinger commented, “I am honored to take on the role of CEO during this important time for UTi. I look forward to working closely with the Board, the senior leadership team and our dedicated and hard-working employees to deliver improved value to our clients as we focus on the solid execution of our next strategy.”

About UTi Worldwide:

UTi Worldwide Inc. is an international, non-asset-based supply chain services and solutions company providing air and ocean freight forwarding, contract logistics, customs brokerage, distribution, inbound logistics, truckload brokerage and other supply chain management services. The company serves a large and diverse base of global and local companies, including clients operating in industries with unique supply chain requirements such as the pharmaceutical, retail, apparel, chemical, automotive and technology industries. The company seeks to use its global network, proprietary information technology systems, relationships with transportation providers, and expertise in outsourced logistics services to deliver competitive advantage to each of its clients’ supply chains.

Safe Harbor Statement:

Certain statements in this news release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Although UTi believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, the company cannot assure the reader that the results contemplated in forward-looking statements will be realized in the timeframe anticipated or at all. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by UTi or any other person that UTi’s objectives or plans will be achieved. Factors that might cause or contribute to a material difference include, but are not limited to, the risks in UTi’s filings with the SEC, including those listed in Item 1A “Risk Factors” in its annual report on Form 10-K relating to the fiscal year ended January 31, 2014. Accordingly, investors are cautioned not to place undue reliance on the company’s forward-looking statements. UTi undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:	Richard Rodick
+1 (562) 552 9554
rrodick@go2uti.com